Code of Ethics

Moody Aldrich Partners, LLC
Eastern Shore Capital Management
Harvest Funds Management, LLC

Adopted: September 10, 2004
Revised: September 20, 2010
Revised: October 2011
Revised: December 20, 2012
Distributed: December 20, 2012
Revised December 16, 2013
Distributed: December 16, 2013
Revised: September 30, 2014
Revised: January 23, 2015
Distributed: February 11, 2015
Revised: March 24, 2015
Distributed: March 25, 2015
Revised: April 6, 2015
Distributed: April 6, 2015
Revised: April 14, 2015
Distributed: April 16, 2015

Table ofContents
Standards of Conduct and Compliance with Laws	1
CFA lnstitute's Code of Ethics & Standards of Professional Conduct	1
Drug Free Workplace	1
Sexual Harassment Policy (Massachusetts Employees)	1
Prohibited Website Policy	2
Approved Description of MAP	2
Professional Networking Policies	2
Social Media Policies	3
Testing	3
Gift & Contribution Policy	4
Gifts	4
Definition of a Gift	4
Accepting Gifts	4
Giving Gifts	4
Entertainment	5
Definition of Entertainment	5
Contributions to Elected Officials or Labor Unions	5
Definition of Pay to Play	5
Primary Prohibitions of Pay to Play	5
Recordkeeping	5
Failure to Provide Required Reports	6
Employee Personal Securities Transactions	6
Employee Personal Transactions Procedures: Statement of Policy	6
Employee Accounts	6
Access Persons	6
Employee Personal Securities Transactions Policy	6
Adviser Review and Enforcement	8
Outside Business Activities	8
Initial Public Offerings, Private Placements and Limited Offering	8
Initial and Annual Holdings Reports	8
Quarterly Transaction Reports	10
Reportable Securities	10
Exceptions from Reporting Requirements	11
Failure to Provide Required Reports	11
Reporting Violations	12
Unlawful actions as cited within Rule 17j-1	12
Educating Employees About the Code of Ethics	12
Adviser Review and Enforcement	12
Recordkeeping	12
Availability	13
Employee Acknowledgement of Code of Ethics	i
trade Pre-Clearance Form	ii

STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As required pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), Moody Aldrich Partners, LLC ("MAP"),including Eastern Shore Capital Management ("ESCM"), a division of MAP, and Harvest Funds Management, LLC ("HFM") owe a fiduciary duty to their clients. Accordingly, employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients, at all times, and have therefore adopted a Code of Ethics which outlines its Standards of Conduct for employees. All employees of MAPand HFM:

  Will conduct themselves to the highest level of honesty and integrity

  Will act with integrity and honesty in dealings with clients

  Must not take unfair advantage of any client

  Must avoid conflicts of interest or the appearance of conflicts of interest with clients

  Will always place the interests of our clients above their own personal interests

  Will approach all relationships in the highest ethical manner

  Will always act within the letter and the spirit of all applicable state or federal securities laws, rules and regulations (Rule 204A-1 under the Advisers Act) as well as MAP and HFM's Compliance Policies & Procedures and Code of Ethics

MAP and HFM are committed to an atmosphere of openness, trust and respect and welcome suggestions and feedback to this policy.

MAP and HFM's Chief Compliance Officer is primarily responsible for implementing, educating, administering and monitoring the Code of Ethics.

CFA INSTITUTE'S CODE OF ETHICS & STANDARDS OF
PROFESSIONAL CONDUCT

All employees of MAP and HFM are expected to be familiar with and adhere to the CFA lnstitute's Code of Ethics and Standards of Professional Conduct in its entirety. The full document is available on the CFA lnstitute's website at: www.cfainstitute.org.

Drug Free Workplace

MAP and HFM are drug free workplaces. It is unlawful to manufacture, distribute, dispense, possess or use a controlled substance.

A violation of the law could result in prosecution under federal civil or criminal law and the possible imposition of federal civil or criminal penalties. Any such violation will be considered a basis for termination of the employee's association with MAP or HFM.

Sexual Harassment Policy (Massachusetts Employees)

It is MAP and HFM's policy to provide all employees with a working environment free of sexual harassment.

Sexual harassment is defined as:

  Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, where the submission to or rejection of such conduct is used as the basis for employment decisions

  Unwelcome verbal or physical conduct of a sexual nature which unreasonably interferes with an individual's work performance, or creates an intimidating, hostile or offensive working environment

Examples of sexual harassment include, but are not limited to:

  Unwelcome verbal conduct of a sexual nature such as: derogatory sexual comments, epithets, slurs, sexual jokes, verbal sexual advances or propositions, commentaries about an individual's body, sexually suggestive or obscene letters or notes

  Unwelcome visual conduct of a sexual nature such as leering, making sexual gestures, displaying sexually suggestive pictures, cartoons, posters, or graffiti

  Unwelcome physical conduct of a sexual nature such as: touching, impeding or blocking an individual's movement to force contact, brushing against another person's body

Sexual harassment violates MAP and HFM's rules and policy and is unlawful. MAP and HFM do not tolerate sexual harassment and will take corrective action concerning an employee found to have engaged in sexual harassment. Corrective action may range from counseling to disciplinary measures including but not limited to warning, suspension, or discharge, depending upon the circumstances.

An employee should first advise a harasser that the objectionable conduct is unwelcome, but if the conduct does not cease, the matter should be promptly reported to MAP or HFM. MAP and HFM strongly encourage employees to report complaints of sexual harassment. An employee who files a sexual harassment complaint or who cooperates in the investigation of such a complaint will not be retaliated against; retaliation is a violation of MAP's policy and is unlawful.

Sexual harassment complaints should be reported to your supervisor or department manager or the Chief Compliance Officer. Employees may choose to report violations to their supervisor or any other principal of MAP and HFM who will immediately report the violation to the Chief Compliance Officer.

Sexual harassment complaints can also be filed with either the Massachusetts Commission Against Discrimination, One Ashburton Place #601, Boston, MA 02108 (617-727-3990) or the U.S. Equal Employment Opportunity Commission at http://www.eeoc.gov/employees/howtofile.cfm.

PROHIBITED WEBSITE POLICY

Employees must refrain from accessing pornography, gambling and social media sites, except for Linkedln, while on company equipment. In addition to being inappropriate activities while you are at work, these sites introduce increased risks to our network as sources of malware such as virus and spyware.

Approved Description of MAP

Below is a description that may be used when describing MAP on your on-line profiles:

Formed in 1988, Moody Aldrich Partners LLC (MAP) is a privately held asset management company that is an an SEC registered investment advisor. MAP is a multi-strategy asset management platform that offers various investment strategies to meet the needs of institutions and individual investors.

Variations of this description may be approved for use by the Chief Compliance Officer.

Professional Networking Policies

MAP and HFM recognize the value of belonging to professional networking sites such as Linkedln, college or university billboards or professional development sites. When using professional networking sites, employees may:

  Reference their employment at MAP or HFM, dates of tenure and provide professional titles (i.e., resumeinformation)

  Use the Approved Description of MAP as detailed above

Except as noted above, employees are prohibited from all other activity prohibited under Social Media section below.

Social Media Policies

Employees using social media sites, such as Facebook, Twitter, Myspace, Pinterest, Google+, personal web pages, dating websites, online forums, wikis and biogs may:

  Reference their employment at MAP or HFM, dates of tenure and provide professional titles (i.e., resume information)

  Use the Approved Description of MAP as detailed above

Employees may not otherwise refer to MAP or HFM in correspondence or posts. Employees using social media sites are prohibited from:

  Referencing MAP .or any of its products in any postings (other than using the Approved Description of MAP)

  Posting photos of MAP's offices or any of its employees

  Communicating with clients or prospects over social media sites

  Publishing misleading or untrue statements about MAP or its employees

  Publishing testimonials or recommendations about MAP or its employees

  Advertising MAP or any of its products

Testing

The social media activity of MAP and HFM's employees is reviewed and tested by the Chief Compliance Officer or a designee at least annually. Employees may be requested to "connect" with the CCO's social media presence in order to perform this testing. Testing items include:

  Confirm any description of MAP complies with the Approved Description of MAP (above)

  Confirm there is no prohibited information in use (see above prohibitions)

  Confirm there is no inappropriate content in any correspondence or posts

GIFT & CONTRIBUTION POLICY

Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity or create a conflict of interest with MAP or HFM's interests.

Gifts

Definition of a Gift

A gift is any item of value such as meals, tickets to sporting events, theater or concerts, rounds of golf, bottles of wine, travel accomodations, or electronic devices. Gifts should be valued at the greater of cost or market value. For instance, a sporting event ticket may have a $50 face value but the gifter may have paid a markup of $10 to a ticket broker to obtain the ticket. In this example, the ticket is valued at $60.

Educational events sponsored by existing vendors may be an exception as the conflict associated in accepting an invitation to an educational event with an existing vendor is likely low. As a result, an educational event sponsored by such a vendor may be appropriate to participate in where the same such event with a broker-dealer, for example, (where clients pay the broker-dealer's commissions) may not be appropriate.

A gift may be considered a "personal gift" (such as for a wedding or birth) if there is a pre-existing personal or family relationship between the gifter and the receipient and if the gifter has not been reimbursed for the value of the gift as an expense to their firm. Personal gifts may not be in relation to the business of either party to the gift.

A referral of clients or customers to other service providers (e.g., consultants, administrators, accountants) may also be considered a gift if there is any expectation of receiving any benefit (e.g., cash, discounts, entertainment) from the referral.

Exceptions will be made for de minimis items of nominal value (e.g., pens, notepads) and promotional items of nominal value (e.g., tote bags, mugs, shirts, hats, golf towels or balls), which display the logo of the gifter's firm. Items collected from vendors at an event would also be excluded.

Accepting Gifts

In a calendar year, an employee may only accept individual tangible gifts, from one source, with an aggregate value of less than $100. Gifts should not be excessive or extravagant. Group or shared tangible gifts (i.e., food baskets) may be accepted up to a value of $100 per person. Gifts received in excess of these amounts must be excepted from this policy in writing, returned to the gifter, or donated to an organization that will be able to use and appreciate the gift. Solicitation of gifts is strictly prohibited. Gifts of cash are strictly prohibited.

Giving Gifts

Employees of State, Municipal, ER/SA Plans or Labor Unions

Caution should be used in giving gifts or entertainment of any kind (including meals, entertainment or hospitality) to or making charitable contributions on behalf of employees or states or municipalities, ERISA plans or labor unions. These entities may governed by local or state laws, the Department of Labor, or plan policies. Prior written approval by a managing principal of MAP or HFM must be obtained in this situation. Additional recordkeeping requirements may also apply. If you are uncertain about these restrictions, please check with the Chief Compliance Officer.

Entertainment

Definition of Entertainment

If a representative of the gifter is not present at an event, the entertainment must be considered a gift subject to the recipients gift rules.

Contributions to Elected Officials or Labor Unions

Definition of Pay to Play

Pay to play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts. The rule adopted by the SEC includes prohibitions intended to capture not only direct political contributions by investment advisers, but also other ways that advisers may engage in pay to play arrangements.

MAP and HFM and its officers, principals, partners, employees who solicits government entities for MAP and HFM or its affiliates and their supervisors are considered "covered associates."

Primary Prohibitions of Pay to Play

The Pay to Play Rule contains three primary prohibitions:

With the exceptions below, MAP and HFM may not provide advisory services for compensation -either directly or through a pooled investment vehicle -for two years, if MAP and HFM or its covered associates make a political contribution to an elected official who is in a position to influence the selection of MAP and HFM as adviser.

MAP and HFM and its covered associates are prohibited from soliciting or coordinating campaign contributions from others for an elected official who is in a position to influence the selection of MAP or HFM as adviser. MAP and HFM also prohibit solicitation and coordination of payments to political parties in a state or locality where MAP or HFM is seeking business.

MAP and HFM and its covered associates are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of MAP or HFM, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

MAP and HFM and its covered associates are prohibited against circumventing the rule by doing something indirectly that would be prohibited if done directly. Attempts to route prohibited contributions through other parties would result in application of the two year ban on paid advisory services for compensation to the applicable government entities.

Current exceptions for de minimis contributions are:

  Covered associates may make contributions of up to $350 per election* per candidate if the contributor is entitled to vote for the candidate

  Covered associates may make contributions of up to $150 per election* per candidate if the contributor is not entitled to vote for the candidate

*Under both exceptions, primary and general elections would be considered separate elections.

Pre-approval of political contributions is required in order to ensure adherence with applicable state or federal securities laws and regulations.

Recordkeeping

A record of all gifts and entertainment spending made or gifts and entertainment received by or on behalf of MAP and HFM, with the exception of nominally valued logo items, shall be kept in a central location.

Upon employment, covered associates will receive a copy of the Contributions to Elected Officials or Labor Unions policy and any amendments. New covered associates must attest that their contribution activities regarding elected officials or labor unions are in adherence with the letter and the spirit of all applicable state or federal securities laws, rules and regulations. Covered associates will be required to quarterly re-attest adherence with applicable state or federal securities laws, rules and regulations. A current and complete list of covered associates is kept by the Chief Compliance Officer.

Failure to Provide Required Reports

The failure of covered associates to submit their quarterly attestations regarding their contribution activities to elected officials or labor unions prior to its due date will be subject to a $25 fine per report. Accumulated fines will be used to defray the costs of a social event for the benefit of all employees of the firm.

EMPLOYEE PERSONAL SECURITIES TRANSACTIONS

Employee Personal Transactions Procedures: Statement of Policy

Employee Accounts

Employees and MAP partners are allowed to establish accounts that are managed by MAP. Employee accounts are treated with the same fairness as any client account with respect to allocation of investment opportunities. Employee accounts are included in the established trade order rotation and, when possible, included in block trading with other client accounts. Pre-clearance of personal securities trading is not required for a managed employee account.

A "security" is defined as a note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Access Persons

An "Access Person" is all temporary and permanent employees as well as directors, officers, and partners of MAP and HFM and its affiliates who are physically and functionally involved in the day-to-day operations of MAP and HFM and who may have access to information about current client transactions and who may have access to nonpublic information regarding the portfolio holdings of any reportable fund.

Employee Personal Securities Transactions Policy

All access persons are subject to pre-clearance of all personal securities trading (with the exception of employee accounts managed by MAP) to ensure that there are no conflicts of interest with client's account(s) and that investment opportunities are offered first to clients before employees may act on them. MAP's personal trading policy is as follows:

  Pre-clearance must be obtained from the Chief Compliance Officer (CCO) for any stock transactions.

  Pre-clearance must also be obtained from a managing principal of Eastern Shore Capital Management (ESCM) if the market capitalization of the security is below $10 billion at the time preclearance is being requested.

  Options to purchase or sell securities -pre-clearance isrequired

  Closed end mutual funds - pre-clearance not required.

  The CCO will set a date for the pre-clearance approval to expire, typically within 48 hours for securities below $10 billion market cap.

  A managing principal of ESCM may not pre-clear trades for their own accounts.

  The CCO must obtain pre-clearance from a managing principal of ESCM for any stock transaction.

  In the event that a portfolio manager elects to start trading clients' accounts in a security that an employee has been given pre-clearance, the managing principal may elect to:

o	Rescind pre-clearance for that employee
o	Alter the expiration date of the original pre-clearance
o	Document the specific situation which allows the employee to continue to hold pre clearance in that security

  Access persons are prohibited from executing a securities transaction on a day during which a Fund has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn.

  Portfolio Managers are prohibited from purchasing or selling a security within seven (7) days before and after a transaction in that security by the Fund.

  If trades occur within the black-out period, they should be unwound. If unwinding is not possible, then all profits from the trading should be disgorged to a charitable organization.

  No Access Person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days unless there are extenuating circumstances.

  Access persons are prohibited from purchasing securities in an initial public offering.

The pre-clearance form on page ii, requires the employee to consult with appropriate company personnel and to take all appropriate steps to ensure that no conflict exisits between the trade being requested and any trade currently being contemplated for a client account. The employee must also certify that he/she is not in possession of any material inside information regarding the security for which pre-clearance is requested. The employee also acknowledges that trading while in possession of material inside information is a violation of this Code of Ethics as well as Federal Securities Laws. This includes purchasing/selling securities for the account of the firm, an employee, a customer or anyone else, or tipping such information to anyone or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of the security.

Penalties for trading while in possession of or communicating, material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. Persons found guilty of trading while in possession of material inside information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, discipline by various securities industry selfregulatory organizations, and the Firm.

Given the potentially severe consequences of any misjudgments, any employee uncertain as to whether any information possessed is material inside information should contact the Chief Compliance Officer for advice rather than relying on his/her own judgment or interpretation.

Since MAP has several affiliated managers in which it has interests, it has implemented policies to mitigate the potential risk of trading activity (and other information) from one manager being accessible to another manager. Specifically related to Harvest Funds Management (HFM) and its underlying managers, MAP/HFM personnel do not participate in any pre-trade discussions, do not participate on any of their investment committees and do not have access to the managers' research tools. Limiting access to pre-trade information at the manager level at HFM eliminates a potential conflict between HFM managers and the clients of MAP and ESCM. Information barriers (commonly referenced as "Chinese Walls") are in place between MAP, ESCM and HFM. There is a physical separation of work space between MAP employees and dedicated ESCM personnel. The company has established separate computer drives for its businesses/managers and has restricted access on an as needed basis to further limit conflicts of interest.

Adviser Review and Enforcement

All access persons must direct their brokers to supply on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. All personal securities transaction and holdings reports will be reviewed by the Chief Compliance Officer or a person under her direct authority. The CCO's personal securities transaction and holdings reports will be reviewed by a principal of MAP. This review will include:

  An assessment of whether the access person followed the procedures outlined herein

  A comparison of pre-clearance approval records to actual transactions

  A current and complete list of access persons.

Outside Business Activities

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

As an outside board member or officer, an Employee may come into possession of material Non-Public Information about the outside company, or other public companies. It is critical that a proper information barrier be in place between MAP or HFM and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, MAP or HFM may have a business relationship with the outside organization or may seek a relationship in the future. Inthose circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV.

Initial Public Offerings, Private Placements and Limited Offering

An "Initial public offering" is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter.

Employees are prohibited from purchasing securities in an initial public offering. Prior written approval by a managing principal of ESCM or the Chief Compliance Officer is required before any employee may acquire beneficial ownership in a private placement or in a limited offering.

If investment personnel have been authorized to acquire securities in a limited offering then they must disclose that investment when they are involved in the Fund's subsequent consideration of an investment in that issuer, and the Fund's decision to purchase such securities must be independently reviewed by investment personnel with no personal interests in that issuer.

Initial and Annual Holdings Reports

Access persons are required to furnish a written report of all securities holdings (and holdings by members of his or her household) in publicly traded securities to the designated Chief Compliance Officer. An initial holdings report(s) is required upon employment. The initial holdings report(s) must be current as of a date not more than 45 days prior to employment and is due no later than 1O days after the first day of employment. Additionally, annual holdings reports will be due on or before January 3Q1h of each year and must list holdings as of the end of the previous calendar year. Holdings reports are to include the following information:

  A complete security description including: title of the security, type of security and the ticker symbol and/or CUSIP

  Number of shares and the principal amount of each holding

  Name of any broker, dealer or bank where the account is maintained

  Date the report is submitted

As a reminder, prior approval by the CCO must be obtained for all reportable security trades.

A "Reportable Security" is any Security, with four (4) exceptions: 1. Transactions and holdings in direct obligations of the Government of the United States; 2. Money market instruments -bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3. Shares of money market funds; 4. And Shares issued by open-end Funds, which are not Reportable Funds.

A "Reportable Fund" is any Fund for which the Adviser, defined to include MAP, HFM, and ESCM, serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser

Failure to submit such reports on a timely basis, or the submission of reports that are materially incomplete or false or misleading will be considered a basis for termination of the employee's association with MAP or HFM.

NOTE: Copies of brokerage statements will satisfy the holdings reporting requirements above as long as these brokerage statements contain all the required elements of Rule 204A-1 and are received within the required time frame.

Further information or clarification can be provided by the Chief Compliance Officer.

Quarterly Transaction Reports

Access persons are required to furnish a written report to the designated Chief Compliance Officer concerning his or her transactions (and transactions by members of his or her household) in publicly traded securities (including options to purchase or sell securities) for each calendar quarter during which such transactions occur. Such reports, which will be due on or before the 301h day of the calendar month immediately following, are to include the following information:

  Name of employee and/or name of account owner (if member of household)

  A complete security description including the title of the security and the ticker symbol and/or CUSIP

  A complete security description including the ticker symbol and/or CUSIP

  Number of shares and principal amount of each transaction

  Interest rate and maturity date

  Nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

  Price of the security at which the transaction was effected

  The name of the broker, dealer or bank through which the transaction was effected

  The date or dates on which the transactions were effected

  Date report is submitted

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the following information should be included:

  The Name of the broker, dealer or bank with whom the Access Person established the account;

  The date the account was established; and

  The date that the report is submitted by the Access Person

Failure to submit such reports on a timely basis, or the submission of reports that are materially incomplete or false or misleading will be considered a basis for termination of the employee's association with MAP or HFM.

MAP and HFM reserve the right to take action, in addition to any referred to above, as it may deem appropriate after the receipt of any such report or the completion of any such review.

NOTE: Copies of brokerage statements will satisfy the transaction reporting requirements above as long as these brokerage statements contain all the required elements of Rule 204A-1 and are received within the required time frame.

Further information or clarification of this policy can be provided by the Chief Compliance Officer.

Reportable Securities

Access persons are required to submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household. All securities are reportable securities with exceptions noted below.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

  Securities held by members of Employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister in-law. Adoptive relationships are included;

  Employees' interests as a general partner in securities held by a general or limited partnership; and

  Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

  Ownership of securities as a trustee where either the Employee or members of the Employees' immediate family have a vested interest in the principal or income of the trust;

  Ownership of a vested beneficial interest in a trust; and

  An Employee's status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

For purposes of clarification, in no event will an account or pooled vehicle managed by MAP or HFM be subject to the Personal Security Transaction Policy, including by virtue of the fact that MAP or HFM may receive a performance or incentive fee with respect to such account or vehicle.

Exceptions from Reporting Requirements

Access persons are not required to report the following:

  Transactions effected pursuant to an automatic investment plan

  Transactions effected with respect to securities held in accounts over which the access person had no direct or indirect influence or control

All securities are reportable securities with the following exceptions:

  Transactions and holdings in direct obligations of the Government of the United States

  Money market instruments -bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

  Shares of money market funds

  Shares issued by open-end Funds, which are not Reportable Funds.

Failure to Provide Required Reports

The failure of an access persons to provide their annual holdings or quarterly transaction reports prior to its due date will be subject to a $25 fine per report.

Reporting Violations

All employees are required to immediately report any violations of this code or any state or federal securities laws, rules and regulations to the Chief Compliance Officer. Employees may choose to report violations to their supervisor or any other principal of MAP or HFM who will immediately report the violation to the Chief Compliance Officer. Employees who do not report known violations may be subject to disciplinary action themselves.

UNLAWFUL ACTIONS AS CITED WITHIN RULE 17J-1

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

  To employ any device, scheme or artifice to defraud the Fund;

  To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

  To engage in any manipulative practice with respect to the Fund.

EDUCATING EMPLOYEES ABOUT THE CODE OF ETHICS

Upon employment, employees will receive a copy of the Code of Ethics and any amendments. Employees must acknowledge, in writing, that they have received, read and understood the Code of Ethics.

All employees will receive annual compliance training (at the Firm Wide Annual Compliance Meeting or by other arrangement). At that time, all employees will be required to recertify that they have received, read, understood and complied with the code. Any material revisions, updates, amendments or changes to the Code of Ethics will be distributed to all employees or pertinent staff in a timely manner.

ADVISER REVIEW AND ENFORCEMENT

All personal securities transaction and holdings reports will be reviewed by the Chief Compliance Officer or a person under the CCO's direct authority. The personal securities transaction and holdings reports of the CCO will be reviewed by someone other than the CCO. This review will include:

  An assessment of whether the access person followed the procedures outlined herein

  A comparison of personal holdings to aggregate client holdings

  A comparison of personal trading to client trading over the reporting period

RECORDKEEPING

MAP and HFM shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or MAP and HFM's management.

  A copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past six years has been, in effect shall be maintained in an easily accessible place;

  A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than six years following the end of the fiscal year in which the violation occurs;

  A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be maintained by for at least six years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

  A record of all persons who are, or within the past six years have been, required to make reports under this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained inan easily accessible place;

  A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of any initial public offering or in a private placement, for at least six years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

  A copy of each report required by Rule 17j-1(c)(2)(ii) under the Investment Company Act of 1940 must be maintained for at least six years after the end of the fiscal year in which it is made, the first two in an easily accessible place.

AVAILABILITY

A copy of this Code of Ethics will be provided to clients upon request.

The CFA lnstitute's Code of Ethics and Standards of Professional Conduct is available on the CFA lnstitute's website: www.cfainsititute.org.

Employee Acknowledgement of Code of Ethics

TRADE PRE-CLEARANCE FORM

The employee is certifying that he/she is not in possession of nor has any knowledge of any material inside information regarding the security that he/she is planning to trade. The employee certifies that he or she consulted appropriate company personnel and took all appropriate steps to ensure that no conflict exisits between this trade and any trade currently being contemplated for a client account. The employee understands that persons found guilty of trading while in possession of material inside information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, discipline by various securities industry selfregulatory organizations, and the Firm.

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